EXHIBIT 3.2

AMENDMENT TO AMENDED BYLAWS OF
NATIONAL SCIENTIFIC CORPORATION

THIS AMENDMENT (this “Amendment”) TO BYLAWS OF NATIONAL SCIENTIFIC CORPORATION, a Texas corporation (the “Corporation”), has been adopted effective as of the 1st day of February, 2008.

RECITALS

A.   Under power granted to it under ARTICLE VII of its original Bylaws, The Board of Directors of National Scientific Corporation deem it advisable that the Bylaws of the Corporation be further amended as provided in this Bylaws amendment (the "Bylaw Amendment").

The Bylaws are hereby amended as follows:

Section ARTICLE III of the Bylaws is hereby amended with the text below labeled ARTICLE III appended to the existing text for ARTICLE III, and Section ARTICLE V of the Bylaws is hereby amended with the text below labeled ARTICLE V appended to the existing text for ARTICLE V.

ARTICLE III
BOARD OF DIRECTORS

8.
Specific Powers of Directors.. All corporate powers will be exercised by or under the authority of the Board of Directors (the “Board”), and the business and affairs of the corporation will be managed under the direction of the Board of Directors, subject to limitations set forth in Articles of Incorporation, these Bylaws, and the Texas Business Corporation Act. These powers are also subject to the duties of the Directors as prescribed by these Bylaws. Without limitation or prejudice to their general powers, the Directors have the following specific powers:

Appointment and Removal of Officers. To select, appoint, remove, and supervise all the other officers, agents, and employees of the corporation, prescribe powers and duties for them that are not inconsistent with law, the Articles of Incorporation, or the Bylaws, fix their compensation, and require from them security for faithful service. The Board of Directors may delegate the power of appointment and removal and the power to fix the compensation of such other officers, agents, and employees to any officer of the corporation.

Management of Corporation. To conduct, manage, and control the affairs and business of the corporation, or to direct the conduct and management of such affairs and business, and to make any rules and regulations therefor not inconsistent with law, the Articles of Incorporation, or these Bylaws, that they may deem appropriate.

Offices. To change the principal office for the transaction of the business of the corporation from one location to another and to fix and locate from time to time one or more subsidiary offices of the corporation within or without the State of Texas.

Shareholders' Meetings Books and Records. To designate any place within or without the State of Texas for the holding of any shareholders' meeting or meetings, and to cause to be kept open to the inspection of any person entitled thereto and making proper demand therefor, a book of minutes of all meetings of the Directors and shareholders of the corporation, adequate and correct books of account of the properties and business transactions of the corporation, and a share register, all in the form prescribed by law and showing the details required by law and by these Bylaws.

Corporate Seal Stock Certificates. To adopt, make, and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of that seal and of those certificates from time to time, as in their judgment they may deem best, provided that the seal and certificates at all times comply with the provisions of law.

Dividends. To declare dividends only at the times, in the manner, and out of the surplus or net profits permitted by statute.

Issuance of Stock. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of the capital stock of the Corporation, including the power to authorize the issue of shares of stock of the corporation from time to time, on such terms as may be lawful, in consideration of money paid, labor done, services actually rendered, debts or securities canceled, or tangible or intangible property actually received, or, in the case of shares issued as a dividend, in consideration of amounts transferred from surplus to stated capital, or in a stock split, reverse stock split, reclassification of outstanding shares into shares of another class, conversion of outstanding shares of another class, exchange of outstanding shares for shares of another class, increase in the per share par value, or other change affecting outstanding shares.

Borrowing Money. To borrow money and incur indebtedness for the purposes and use of the corporation, including the power and authority to borrow money from any of the shareholders, Directors, or officers of this corporation, and to cause to be executed, issued, and delivered therefor, in the corporate name, promissory notes, bonds, debentures, or other evidences of indebtedness, and to secure the repayment thereof by deeds of trust, mortgages, pledges, hypothecations, or otherwise.

Lending Money. To lend money for corporate purposes, invest and reinvest the corporation's funds, and take and hold real and personal property as security for the payment of funds loaned or invested, and to lend money to and otherwise assist the corporation's Directors, officers, and employees if the loan or assistance reasonably may be expected to benefit the corporation, either directly or indirectly.

Litigation. To regulate the commencement, defense, or other appearance of the corporation in any litigation, and to engage counsel for the corporation in respect of such litigation.

ARTICLE V
CAPITAL STOCK – SEAL

1.
Certificates for Stock. The shares of capital stock of the Corporation may be certificated or uncertificated as provided under Texas Business Corporation Act or any other applicable provision of law, and certificates shall be in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors. All shares of capital stock shall be entered in the Corporation’s books and registered as they are issued. Any certificates shall be signed by the Chairman of the Board or the Chief Executive Officer and also by the Treasurer or President and shall not be valid unless so signed. If a certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as though such person were such officer, transfer agent or registrar at the date of issue.

All certificates shall be numbered. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered in the Corporation’s books.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like number of shares of the same class shall have been surrendered and canceled.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Texas, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Certificate of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation.

2.
Replacing Lost, Stolen, Destroyed or Escheated Stock Certificates. The Board of Directors or any officer to whom the Board of Directors has delegated authority, may authorize any transfer agent to issue at any time and from time to time until otherwise directed, (1) new stock certificates in the place of certificates previously issued by the Corporation, or (2) uncertificated shares in place of any certificates previously issued by the Corporation, in each case alleged to have been lost, stolen or destroyed, upon receipt by the transfer agent of (a) evidence of loss, theft or destruction (which may be the affidavit of the applicant), (b) an undertaking to indemnify the Corporation and any transfer agent and registrar of stock of the Corporation against claims that may be made against it or them on account of the lost, stolen or destroyed certificate or the issue of a new certificate, of such kind and in such amount (which may be either a fixed or open amount) as the Board of Directors or authorized officer or officers shall have authorized the transfer agent to accept, and (c) any other documents or instruments that the Board of Directors or an authorized officer may from time to time require.

The Board of Directors or any officer to whom the Board of Directors has delegated authority, may authorize any transfer agent to issue at any time and from time to time until otherwise directed new stock certificates, in the place of certificates previously issued by the Corporation, representing shares of stock of the Corporation which, together with all unclaimed dividends thereon, are claimed and demanded by any State of the United States in accordance with its escheat laws regarding unclaimed or abandoned property.

3.
Section 3. Transfer of Stock. A stock transfer book shall be kept by the Corporation or by one or more agents appointed by it, in which the shares of the capital stock of the Corporation shall be transferred. Such shares shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney duly authorized in writing, upon surrender and cancellation of certificates for a like number of shares.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, and issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.

4.
Section 4. Regulations. The Board of Directors shall have power and authority to make all such rules and regulations, as it may deem expedient concerning the issue, transfer and registration of shares of the capital stock of the Corporation.

The Board of Directors may appoint one or more transfer agents and registrars of transfers and may require all stock certificates to bear the signature of one of the transfer agents and of one of the registrars of transfers so appointed.

CERTIFICATE

I HEREBY CERTIFY that the foregoing is a full, true and correct copy of the Amendment to the Bylaws of NATIONAL SCIENTIFIC CORPORATION, a corporation of the State of Texas, as in effect on the date hereof.

WITNESS my hand and the seal of the corporation.

/s/ Graham Clark
Graham Clark, Secretary